Exhibit 99.1

NEWS for Immediate Release

MANITOWOC POSTS ANOTHER RECORD-SETTING QUARTER

OF NET SALES, EARNINGS, AND BACKLOG

•              Second-quarter 2007 net sales top $1 billion, an increase of 37 percent from 2006 quarter

•              Second-quarter 2007 diluted earnings per share before special items were $1.52 per share, an increase of 85 percent from the second quarter of 2006

•              Crane segment backlog increased to $2.1 billion

•              Full-year earnings guidance range raised to $4.70 to $4.90 per share on a pre-split basis

MANITOWOC, Wis. – July 30, 2007 – The Manitowoc Company (NYSE: MTW) today reported outstanding results for the quarter ended June 30, 2007, setting records again for net sales, earnings per share, and backlog.  For the quarter, net sales totaled $1.019 billion, the first time that the company’s quarterly revenue exceeded $1 billion, which is an increase of 37 percent from the second quarter of 2006.  Reported earnings per diluted share were $1.53 for the second quarter of 2007 compared to $0.67 for the second quarter of 2006.

Earnings per diluted share in the second quarter of 2007 included special items that increased reported earnings per share by $0.01.  These items include the favorable settlement of a currency hedge associated with the Crane segment’s Indian acquisition and a gain on the sale of the aerial work platform parts business.  These two gains were partially offset by a charge associated with the conversion of an overseas pension plan from a defined benefit to a defined contribution structure and a charge for a U.S. pension withdrawal liability.  The 2006 quarter’s reported results included a $0.15 per share charge associated with early retirement of debt.  Excluding the special charges from both the 2007 and 2006 periods, earnings from continuing operations for the 2007 quarter increased 85 percent from the prior year period.  A reconciliation of GAAP earnings to earnings before special items for the three months and six months ended June 30, 2007 and 2006 is included later in this release.

In addition to the special items referenced above, results for the 2007 quarter included three elements that, together, contributed $0.18 per share of earnings.  These “tailwind” factors include:

•              A realization of a foreign tax credit that added $0.08 per share to net earnings and lowered the effective tax rate for the quarter to 26 percent,

•              Collection of a past-due receivable coupled with the favorable settlement of a 2005 vendor issue.  Together, these settlements added $0.05 to net earnings, and

•              An improvement of $0.05 per share from favorable movements in the company’s foreign currency exchange rates.

“Manitowoc Crane Group continues to be a solid performance driver for our company,” said Glen E. Tellock, Manitowoc’s president and chief executive officer.  “Global demand for our entire line of lifting solutions continues to be very robust.  Our strategy of moving production closer to the end user continues to pay dividends as our booking rates and backlog remain strong.

“Manitowoc Foodservice Group showed continued improvements in operating profitability as all of our product categories posted gains in sales and margins over the comparable 2006 quarter.  New product introductions and manufacturing efficiency efforts point to continued solid Foodservice performance in 2007,” Tellock said.  “Our Marine segment also posted a strong quarter as several commercial projects are nearing completion on schedule and within budget.  Our Bay Shipbuilding facility also had a busy winter repair season that carried into the second quarter, further improving year-over-year results for that segment.”

Business Segment Results

Second-quarter 2007 net sales in the Crane segment increased 41 percent to $805.1 million, from $570.0 million in the second quarter of 2006.  Operating earnings for the second quarter of 2007 increased 59 percent to $120.2 million from $75.6 million in the same period last year.  Backlog totaled $2.1 billion at June 30, 2007, up nearly $1 billion, or 85 percent, from June 30, 2006.  As we have noted in the past, we are reluctant to book orders with extended delivery dates without the ability to accurately price the product due to fluctuating supply chain costs.  We have seen this issue understate the underlying strength of lifting equipment demand at other times during this up-cycle as well.”

“Demand for engineered lift solutions continues to grow around the world, and Manitowoc Crane Group is ideally positioned to capture its share of that demand,” Tellock said.  “New infrastructure, energy, and industrial construction projects are being developed and funded in both established and developing markets.  Furthermore, our global footprint, diverse product line, aftermarket support, and new product introductions are several of the catalysts driving our success in this robust market.”

In the Foodservice segment, second-quarter 2007 net sales increased 13 percent to $128.0 million from $113.3 million in the second quarter of 2006.  Operating earnings for the second quarter of 2007 were $22.4 million, an increase of 26 percent from the same period in 2006.

“Increased sales volumes, improved manufacturing efficiency and cost controls contributed to Manitowoc Foodservice Group’s strong second-quarter performance,”

Tellock said.  “At the same time, new leadership in the Foodservice Group has completed its review of the business and continues to leverage our strengths in product innovation and customer service to drive continued near-term and long-term performance.”

Revenues for the Marine segment during the second quarter of 2007 rose 36 percent to $85.5 million from $62.9 million in the second quarter of 2006.  Operating earnings for the Marine segment were $8.5 million in the second quarter of 2007 compared to $1.9 million in the second quarter of 2006.  The improved operating margin was driven primarily by improved contributions from the company’s backlog of commercial projects and a strong repair and inspection activity.

“In addition to preparing the Littoral Combat Ship for sea trials, Marine has a solid backlog of commercial and other government projects,” Tellock said.  “The long-term outlook for LCS is difficult to determine, but what remains very clear is that Marinette Marine has performed at world-class levels and that the U.S. Navy has a high level of confidence in our shipbuilding abilities.”

Strategic Priorities

“I am honored to be in position to lead The Manitowoc Company.  Since I joined the company in 1991, we have used a set of strategic priorities to align our actions with our objectives,” Tellock said.  “My predecessors Fred Butler and Terry Growcock modified and added strategies to reflect circumstances and opportunities, but their objective of delivering shareholder value never changed.  I’ve been closely involved in the formation and execution of our strategic priorities for over a decade.  Under my watch as CEO, that focus on shareholder value creation will continue, and we are making great progress on all of our strategic priorities.”

Growth:  Fueled by the development of a full product portfolio and global footprint, the Crane Group is the company’s recent growth driver. Future growth will come from applying similar strategies to the Foodservice Group through internal product develop-ment, market expansion, and acquisitions. We will also leverage the expertise and capabilities of our Marine Group, which is recognized as one of America’s premier mid-sized shipbuilders.

Innovate:  Both our Crane and Foodservice Groups have robust R&D initiatives underway.  In 2007, the Crane Group will bring 17 new lifting products to the market and Foodservice is on track to launch 30 new products. Based on our past experience, we know the impact the new products can have on our future success.

Customer Focus:  Our customers expect high quality and innovation from Manitowoc, and we constantly look for ways to increase the value of owning our products. One way we will do that is by creating partnerships and alliances with members of our supply chain to integrate the best of their technologies into our products.

Excellence in Operations:  Our commitment to excellence in operations is shown by the implementation of world-class enterprise resource planning (ERP) systems at

Foodservice and Cranes. In addition, the Marine segment has undertaken a process re-engineering program that is showing its benefits through greatly improved operating margins.

People and Organizational Development:   The recent changes at the top of the management structure illustrate the commitment to creating a strong organization.  We will continue to educate, promote, and challenge our leaders – at all levels of the company.  By doing so, we ensure that our organization can grow and still maintain the culture that has been the foundation of our success.

Aftermarket Support:  Manitowoc Crane Group has created the lifting industry’s most complete aftermarket support network, which serves as a competitive differentiator and helps lower customers’ lifetime ownership costs. We see an opportunity to apply that same model to the Foodservice and Marine groups. By defining aftermarket support as more than service, training, and spare parts, we can provide even greater value to our customers.

Create Value:  For the sixth consecutive quarter, all three business segments were positive EVA contributors, and EVA through the first half of 2007 has nearly equaled the full year 2006 EVA generation of $117 million.  This business performance gives the company great flexibility in managing its growth strategies.

Earnings Guidance

“Building on the second quarter’s strong results, we are raising our 2007 earnings guidance.  We are now forecasting a range of $4.70 to $4.90 per share on a pre-split basis, excluding special items,” said Tellock. As a result of the pending call of the Company’s 2012 Notes on August 1 and year-to-date special items, pre-split GAAP earnings guidance for the full year is in the range of $4.58 to $4.78 per share.  “This new guidance – as well as our recently announced stock split and dividend increase – reflects our confidence in continued global demand for our lifting solutions and in our expectation that process improvements will drive increased manufacturing efficiencies across our operations.”

“Our expectation for increased net earnings also supports our guidance on cash flow from operations.  We reaffirm our previous guidance that cash flow from operations will exceed $300 million in 2007.  We also guided that the company would fund $50 million in pension plan contributions during this year, and through the first half of 2007 we have funded approximately $40 million.  By addressing this liability now, we reduce future earnings and cash volatility and provide greater long-term financial flexibility,” Tellock said.

GAAP Reconciliation

In this release, the company refers to various non-GAAP measures. The company believes that these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items.  In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items. Earnings and earnings per share from continuing operations before special items reconcile to earnings from continuing operations presented according to GAAP as follows (in millions, except per share data):

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006

Net earnings	$97.5	$42.2	$161.5	$71.9
Special items, net of tax (at statutory rate):
Gain on sale of parts line	(2.2)	—	(2.2)	—
Pension settlements	3.4	—	3.4	—
Hedge settlement gain	(1.8)	—	(1.8)	—
Loss from discontinued operations	—	—	—	0.3
Post acquisition claim settlement	—	—	—	(0.8)
Early extinguishment of debt		9.4	—	9.4
Earnings from continuing operations before special items	$96.9	$51.6	$160.9	$80.8

Diluted earnings per share	$1.53	$0.67	$2.54	$1.15
Special items, net of tax (at statutory rate):
Gain on sale of parts line	(0.03)	—	(0.03)	—
Pension settlements	0.05	—	0.05	—
Hedge settlement gains	(0.03)	—	(0.03)	—
Loss from discontinued operations	—	—	—	0.01
Post acquisition claim settlement	—	—	—	(0.01)
Early extinguishment of debt	—	0.15	—	0.15
Diluted earnings per share from continuing operations before special items	$1.52	$0.82	$2.53	$1.29

Upcoming Investor Events

On July 31 at 10 a.m. ET (9:00 a.m. CT), Manitowoc senior management will discuss its quarterly results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Manitowoc’s Web site at www.manitowoc.com and completing a brief registration form. A replay of the conference call will be available at the same location on the Web site.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Forward-looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

     – anticipated changes in revenue, margins, and costs,

     – new crane and foodservice product introductions,

     – successful and timely implementation of ERP systems,

     – foreign currency fluctuations,

     – increased raw material prices,

     – the risks associated with growth,

     – geographic factors and political and economic risks,

     – leadership and organizational changes in the company and its business segments,

     – actions of company competitors,

     – changes in economic or industry conditions generally or in the markets served by our companies,

     – anticipated refresh/renovation plans by national restaurant accounts,

     – efficiencies and capacity utilization at our facilities,

     – new facilities and expansion of existing facilities,

     – work stoppages and labor negotiations,

     – government approval and funding of projects,

     – the ability of our customers to receive financing, and

     – the ability to complete and appropriately integrate restructurings, consolidations,

         acquisitions, divestitures, strategic alliances, and joint ventures.

Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the period ended March 31, 2007.

For more information:

Carl J. Laurino

Senior Vice President

& Chief Financial Officer

920-652-1720

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three and Six Months Ended June 30, 2007 and 2006

(In millions, except share and per-share data)

INCOME STATEMENT

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net sales	$1,018.6	$746.2	$1,880.7	$1,379.1
Cost of sales	778.6	574.2	1,445.3	1,072.0
Gross profit	240.0	172.0	435.4	307.1

Engineering, selling and administrative expenses	100.6	86.8	194.4	165.7
Gain on sale of parts line	(3.3)	—	(3.3)	—
Pension settlements	5.2	—	5.2	—
Amortization expense	1.0	0.8	1.9	1.5
Operating earnings	136.5	84.4	237.2	139.9
Interest expense	(9.8)	(10.9)	(18.9)	(22.6)
Loss on debt extinguishment	—	(14.4)	—	(14.4)
Other income - net	5.0	1.2	4.9	0.3
Earnings from continuing operations before taxes on income	131.7	60.3	223.2	103.2
Provision for taxes on income	34.2	18.1	61.7	31.0
Earnings from continuing operations	97.5	42.2	161.5	72.2
Discontinued operations:
Loss from discontinued operations, net of income taxes	—	—	—	(0.3)

NET EARNINGS	$97.5	$42.2	$161.5	$71.9

BASIC EARNINGS PER SHARE:
Earnings from continuing operations	$1.56	$0.69	$2.60	$1.18
Loss from discontinued operations, net of income taxes	—	—	—	(0.01)
BASIC EARNINGS PER SHARE	$1.56	$0.69	$2.60	$1.18

DILUTED EARNINGS PER SHARE:
Earnings from continuing operations	$1.53	$0.67	$2.54	$1.15
Loss from discontinued operations, net of income taxes	—	—	—	(0.01)
DILUTED EARNINGS PER SHARE	$1.53	$0.67	$2.54	$1.15

AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding - Basic	62,412	61,407	62,219	61,077
Average Shares Outstanding - Diluted	63,825	63,150	63,607	62,752

SEGMENT SUMMARY

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales from continuing operations:
Cranes and related products	$805.1	$570.0	$1,488.0	$1,047.4
Foodservice equipment	128.0	113.3	224.9	206.9
Marine	85.5	62.9	167.8	124.8
Total	$1,018.6	$746.2	$1,880.7	$1,379.1

Operating earnings (loss) from continuing operations:
Cranes and related products	$120.2	$75.6	$216.4	$126.8
Foodservice equipment	22.4	17.8	33.3	28.4
Marine	8.5	1.9	14.0	5.5
General corporate expense	(11.7)	(10.1)	(22.7)	(19.3)
Gain on sale of parts line	3.3	—	3.3	—
Pension settlements	(5.2)	—	(5.2)	—
Amortization	(1.0)	(0.8)	(1.9)	(1.5)
Total	$136.5	$84.4	$237.2	$139.9

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three and Six Months Ended June 30, 2007 and 2006

(In millions)

BALANCE SHEET

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and temporary investments	$128.6	$176.1
Accounts receivable - net	419.9	285.2
Inventories - net	575.3	492.4
Other current assets	189.7	189.0
Total current assets	1,313.5	1,142.7

Property, plant and equipment - net	410.4	398.9
Intangible assets - net	641.1	622.1
Other long-term assets	62.6	55.8
TOTAL ASSETS	$2,427.6	$2,219.5

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$874.2	$839.6
Short-term borrowings	5.3	4.1
Product warranties	64.2	59.6
Product liabilities	36.2	32.1
Total current liabilities	979.9	935.4

Long-term debt	261.5	264.3
Other non-current liabilities	228.4	245.3
Stockholders’ equity	957.8	774.5
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$2,427.6	$2,219.5

CASH FLOW SUMMARY

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net earnings	$97.5	$42.2	$161.5	$71.9
Non-cash adjustments	13.3	27.1	21.4	45.5
Changes in operating assets and liabilities	(96.8)	(22.1)	(209.2)	(77.7)
Net cash provided by (used for) operating activities of continuing operations	14.0	47.2	(26.3)	39.7
Net cash used for operating activities of discontinued operations	—	—	—	(0.3)
Net cash provided by (used for) operating activities	14.0	47.2	(26.3)	39.4
Business acquisition, net of cash acquired	—	(36.3)	(15.9)	(48.4)
Capital expenditures	(20.2)	(12.7)	(30.8)	(23.2)
Restricted cash	(0.2)	—	(0.4)	—
Proceeds from sale of fixed assets	2.5	2.3	5.2	4.0
Proceeds from the sale of parts line	4.9	—	4.9	—
Proceeds (payments) on borrowings - net	(29.8)	(116.9)	0.7	(127.0)
Proceeds (payments) from receivable financing - net	—	(3.8)	(2.4)	6.0
Dividends paid	(2.2)	(2.2)	(4.4)	(4.3)
Stock options exercised	15.8	3.3	18.6	8.2
Effect of exchange rate changes on cash	1.5	2.2	3.3	3.3
Net decrease in cash & temporary investments	$(13.7)	$(116.9)	$(47.5)	$(142.0)